British Columbia Securities Commission

QUARTERLY AND YEAR END REPORT
BC FORM 51-901F (previously Form 61)

Freedom of Information and Protection of Privacy Act: The personal information requested on this form is collected under the authority of and used for the purpose of administering the *Securities Act*. Questions about the collection or use of this information can be directed to the Supervisor, Financial Reporting (604-899-6731), P.O. Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver, BC V7Y 1L2. Toll Free in British Columbia 1-800-373-6393.

INCORPORATED AS PART OF:

X Schedule A

Schedules B and C

(Place X in appropriate category.)

ISSUER DETAILS

NAME OF ISSUER	FOR QUARTER ENDED	DATE OF REPORT YY/MM/DD
Triband Enterprise Corp.	August 31, 2002	02/10/25

ISSUER'S ADDRESS

Suite 903 - 1485 West 6th Avenue

CITY	PROVINCE	POSTAL CODE	ISSUER FAX NO.	ISSUER TELEPHONE NO.
Vancouver	BC	V6H 4G1	604- 714-0879	604-331-0096

CONTACT PERSON	CONTACT'S POSITION	CONTACT TELEPHONE NO.
Albert Wu	Accountant	604-331-0096

CONTACT EMAIL ADDRESS	WEB SITE ADDRESS

CERTIFICATE

The three schedules required to complete this Report are attached and the disclosure contained therein has been approved by the Board of Directors. A copy of this Report will be provided to any shareholder who requests it.

DIRECTOR'S SIGNATURE	PRINT FULL NAME	DATE SIGNED YY/MM/DD
"Gray Freeman"	Gary Freeman	2002/10/25

DIRECTOR'S SIGNATURE	PRINT FULL NAME	DATE SIGNED YY/MM/DD
"William Green"	William Green	2002/10/25

(Electronic signatures should be entered in "quotations".)

TRIBAND ENTERPRISE CORP.
(Formerly Triband Resource Corporation)
(An Exploration Stage Company)

CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)
(Unaudited)

AUGUST 31, 2002

TRIBAND ENTERPRISE CORP.
(Formerly Triband Resource Corporation)
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
(Expressed in Canadian Dollars)
(Unaudited - Prepared by Management)

	Notes	August 31 2002	August 31 2001	November 30 2001
ASSETS				
Current				
Cash and cash equivalents		$ 182,838	$ 23,640	$ 59,833
Receivables		20,216	15,705	15,986
Prepaid expenses		7,552	859	6,230
		210,606	40,204	82,049
Property, plant and equipment	4	7,328	9,167	9,350
Mineral properties	2, 5	-	1	-
Deferred exploration costs	2, 6	-	-	-
Investments	7	27,565	27,565	27,565
		$ 245,499	$ 76,937	$ 118,964
LIABILITIES AND SHAREHOLDERS' EQUITY				
Current				
Accounts payable and accrued liabilities	9	$ 14,049	$ 85,077	$ 102,035
Due to affiliated company	9	2,594	2,594	2,594
		16,643	87,671	104,629
NATURE AND CONTINUANCE OF OPERATIONS	3			
CONTINGENCY	13			
Shareholders' equity				
Capital stock	8	4,811,516	4,230,059	4,230,059
Common shares committed to be issued	8	-	35,000	125,000
Deficit accumulated during the exploration stage		(4,582,660)	(4,275,793)	(4,340,724)
		228,856	(10,734)	14,335
		$ 245,499	$ 76,937	$ 118,964

"Gary Freeman" Director   *"William Green"* Director

The accompanying notes are an integral part of these consolidated financial statements.

TRIBAND ENTERPRISE CORP.
(Formerly Triband Resource Corporation)
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
(Expressed in Canadian Dollars)
(Unaudited - Prepared by Management)

	Cumulative Amounts From October 7 1994 to August 31 2002	Nine Months Ended August 31 2002	Nine Months Ended August 31 2001	Three Months Ended August 31 2002	Three Months Ended August 31 2001
			0		Amended
GENERAL AND ADMINISTRATIVE EXPENSES					
Amortization	$ 58,302	$ 2,022	$ 2,530	674	843
Consulting fees	360,490	55,322	80,430	19,061	37,200
Listing and transfer agent fees	120,188	14,037	8,942	5,407	6,503
Management fees	45,000	45,000	-	15,000	-
Office	200,088	19,298	30,281	8,514	13,304
Professional fees	138,722	22,828	17,413	12,971	4,077
Property investigation	210,894	17,331	10,000	17,331	10,000
Salaries and benefits	80,308	-	-	-	-
Shareholder communication	390,707	18,551	4,984	16,189	1,138
Travel	81,387	11,290	5,462	9,500	1,470
Loss before the under noted	(1,759,180)	(206,480)	(191,022)	(108,247)	(74,995)
Interest income	199,787	688	1,888	410	284
Investment income	27,564	-	-	-	-
Gain on foreign exchange	118,452	(3,685)	(720)	(1,880)	96
Loss on disposal of capital assets	(4,180)	-	-	-	-
Write off of mineral property acquisition (Note 4)	(1,104,060)	(13,111)	(429,637)	(10,111)	(16,912)
Write off of deferred exploration costs (Note 5)	(1,587,042)	(18,340)	(808,980)	904	(19,348)
Write off of acquisition costs (Note 6)	(106,722)	-	(1,772)	-	-
Gain from sale of marketable securities (Note 6)	106,708	-	-	-	-
Write down of marketable securities (Note 6)	(374,330)	-	-	-	-
Write down of investment	(146,440)	-	-	-	-
Net loss for the period	(4,582,880)	(241,956)	(1,398,223)	(119,353)	(109,473)
Deficit, beginning of period	-	(4,340,924)	(2,877,570)	(4,463,527)	(4,166,320)
Deficit, end of period	$ (4,582,880)	$ (4,582,880)	$ (4,275,793)	$ (4,582,880)	$ (4,275,793)
Loss per share (Note 2)		$ (0.06)	$ (0.50)	$ (0.02)	$ (0.04)

The accompanying notes are an integral part of these consolidated financial statements.

TRIBAND ENTERPRISE CORP.
(Formerly Triband Resource Corporation)
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in Canadian Dollars)
(Unaudited - Prepared by Management)

	Cumulative Amounts From October 7, 1994 to August 31 2002	Nine Months Ended August 31 2002	Nine Months Ended August 31 2001	Three Months Ended August 31 2002	Three Months Ended May 31 2001
			0		0.00
CASH FLOWS FROM OPERATING ACTIVITIES					
Net loss for the period	$ (4,582,680)	$ (241,938)	$ (1,398,223)	$ (197,547)	$ (188,138)
Items not affecting cash					
Amortization	18,302	2,022	2,530	1,348	1,667
Investment income	(27,564)	-	-	-	-
Gain on sale of marketable securities	(100,703)	-	-	-	-
Loss on disposal of property, plant and equipment	4,186	-	-	-	-
Write-off of mineral properties	1,114,081	15,111	429,637	15,111	16,100
Write-off of deferred exploration costs	1,587,042	18,346	808,940	12,173	23,223
Write-down of marketable securities	374,526	-	-	-	-
Write down of investments	146,449	-	-	-	-
Write down of acquisition costs	100,722	-	1,772	-	1,772
Net change in non-cash working capital items					
(Increase) decrease in receivables	(20,216)	(4,230)	(5,719)	16,126	(4,479)
(Increase) decrease in prepaid expenses	(7,552)	(1,322)	21,091	872	19,250
Increase (decrease) in accounts payable	14,049	(87,986)	88,267	(27,512)	58,944
Increase (decrease) in due to affiliated company	2,594	-	(2,988)	-	(2,206)
Net cash provided by (used in) operating activities	(1,378,764)	(299,995)	(98,673)	(179,429)	(93,845)
CASH FLOWS FROM INVESTING ACTIVITIES					
Proceeds on sale of marketable securities	488,027	-	-	-	-
Property, plant and equipment acquired	(38,198)	-	(214)	-	-
Proceeds on disposal of property, plant and equipment	6,183	-	-	-	-
Acquisition of mineral properties	(514,081)	(15,111)	(16,100)	(15,111)	(16,100)
Increase in deferred exploration costs	(1,584,845)	(18,346)	(23,223)	(12,173)	(23,223)
Increase in investments	(1,009,022)	-	(1,772)	-	(1,772)
Net cash (used to) provided by investing activities	(2,651,914)	(33,457)	(41,309)	(27,284)	(41,095)
CASH FLOWS FROM FINANCING ACTIVITIES					
Share subscriptions receivable	-	-	-	-	-
Issuance of capital stock, net of issuance costs	4,211,516	581,457	-	350,923	-
Common shares committed to be issued	-	(125,000)	35,000	-	35,000
Net cash provided by financing activities	4,211,516	456,457	35,000	350,923	35,000
Increase (decrease) in cash and equivalents during the period	182,838	123,005	(104,982)	144,210	(59,940)
Cash and cash equivalents, beginning of period	-	59,833	128,822	38,628	83,580
Cash and cash equivalents, end of period	$ 182,838	$ 182,838	$ 23,840	$ 182,838	$ 23,640
Cash paid during the period for:					
Interest	$ -	$ -	$ -	$ -	$ -
Income taxes	$ -	$ -	$ -	$ -	$ -

Since inception, the Company has issued a total of 660,700 common shares (adjusted for roll-back) for non-cash consideration as follows:

Year	Number of Shares	Amount	Consideration
1999	10,700	$ 8,025	Finder's fee
1996	600,000	600,000	Acquisition of mineral property
2002	95,000	15,350	Finder's fee

The accompanying notes are an integral part of these consolidated financial statements.

TRIBAND ENTERPRISE CORP.
(formerly Triband Capital Corp.)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(Expressed in Canadian Dollars)
(Unaudited - Prepared by Management)

	Number of Shares	Price	Common Shares Issued and Fully Paid	Common Shares Comitted to be Issued	Deficit Accumulated During the Exploration Stage	Total
Balance at November 30, 1998	2,456,903		$ 3,969,448	$ -	(518,461)	3,450,987
Issuance of shares for cash						
Private placement	107,000	0.75	80,250			80,250
Exercise of options	4,000	1.00	4,000			4,000
Issuance of shares for finder's fees	10,700	0.75	-			-
Loss for the year	-				(899,836)	(899,836)
Balance at November 30, 1999	2,578,603		4,053,698	-	(1,418,297)	2,635,401
Issuance of shares for cash						
Exercise of options	25,000	0.75	18,750			18,750
Exercise of options	113,190	0.85	96,211			96,211
Exercise of options	38,500	1.00	38,500			38,500
Exercise of options	3,000	2.25	6,750			6,750
Exercise of warrants	19,000	0.85	16,150			16,150
Loss for the year					(1,459,273)	(1,459,273)
Balance at November 30, 2000	2,777,293		4,230,059	-	(2,877,570)	1,352,489
Change in accounting policy (Note 2)					(1,197,255)	(1,197,255)
Common shares committed to be issued (Note 8)				125,000		125,000
Loss for the					(265,899)	(265,899)
Balance at November 30, 2001	2,777,293		4,230,059	125,000	(4,340,724)	14,335
Issuance of shares for debt						
Shares for debt	475,337	0.10	47,534			47,534
Shares for debt	82,272	0.23	18,923			18,923
Issuance of shares for cash						
Private placement	1,350,000	0.10	135,000	(125,000)		10,000
Private placement	850,000	0.23	195,500			195,500
Exercise of warrants	1,300,000	0.12	156,000			156,000
Exercise of warrants	80,834	0.30	24,250			24,250
Exercise of options	25,000	0.17	4,250			4,250
Issuance of shares for services						
Finder's fees	50,000	0.10	5,000			5,000
Finder's fees	45,000	0.23	10,350			10,350
Share issuing expenses			(15,350)			(15,350)
Loss for the period					(241,936)	(241,936)
Balance at August 31, 2002	7,035,736		$ 4,811,516	$ -	$ (4,582,660)	$ 228,856

The accompanying notes are an integral part of these consolidated financial statements.

1. NATURE AND CONTINUANCE OF OPERATIONS

The Company's principal business activity is the exploration and development of mineral properties.

Effective July 9, 2001, the Company changed its name from Triband Resource Corporation to Triband Enterprise Corp.

The Company is in the process of exploring and developing its mineral properties and has not yet determined whether these properties contain ore reserves that are economically recoverable.

During the year ended November 30, 2000, the Company decided to change its business focus to internet or high tech ventures and completed a filing with the Canadian Venture Exchange regarding the Company's intention to change its business (Note 7). The Company was unable to complete its change of business and decided to maintain its principal activity in the exploration and development of mineral properties.

The Company's consolidated financial statements are presented on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its liabilities in the normal course of operations. However, the Company does not generate sufficient cash flow from operations to adequately fund its activities and has therefore relied principally upon the issuance of securities for financing. Future capital requirements will depend on many factors including the Company's ability to execute its business plan. The Company intends to continue relying upon the issuance of securities to finance its future activities but there can be no assurance that such financing will be available on a timely basis under terms acceptable to the Company. Although these consolidated financial statements do not include any adjustments that may result from the inability to secure future financing, such condition would have a material adverse effect on the Company's business, results of operations and financial condition.

2. CHANGE IN ACCOUNTING POLICY

Effective December 1, 2000, the Company has adopted the new accounting guideline AcG-11 "Enterprises in the Development Stage", issued by the Canadian Institute of Chartered Accountants. The adoption of AcG-11 will result in a change in the Company's accounting policy relating to mineral properties and deferred exploration costs. The Company has adjusted the opening balance of deficit for previously capitalized mineral properties and deferred exploration costs, and will expense future mineral properties and exploration costs as incurred.

3. SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results could differ from those estimates. The assets and liabilities which require management to make significant estimates and assumptions in determining carrying values include investments.

3. SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Triband Resource US Inc. (incorporated in Nevada, U.S.A.). All significant intercompany balances and transactions have been eliminated.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

Financial instruments

The Company's financial instruments consist of cash and equivalents, receivables, accounts payable and accrued liabilities and due to affiliated company. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

Mineral properties and deferred exploration costs

The Company has adopted the new accounting guideline AcG-11 "Enterprises in the Development Stage", issued by the Canadian Institute of Chartered Accountants. The adoption of AcG-11 will result in a change in the Company's accounting policy relating to mineral properties and deferred exploration costs. The Company will expense future mineral properties and exploration costs as incurred until such time as the existence of proven and probable reserves is determined, or sufficient objective evidence exists in the opinion of Management to support the recognition of an asset.

Cost of maintaining mineral properties

The Company does not accrue the estimated future costs of maintaining its mineral properties in good standing.

Environmental protection and reclamation costs

The operations of the Company have been, and may be in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restorations costs. Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

The Company's policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits. The Company does not anticipate any material capital expenditures for environmental control facilities because it is at an early stage of exploration. Estimated future removal and site restoration costs are considered minimal.

3. SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Property, plant and equipment and amortization

Property, plant and equipment are recorded at cost and are being amortized over their estimated useful lives using the declining balance method at rates of 20% and 30% per annum.

Investments

The Company's long-term investments are accounted for on the cost basis. The investments will be written-down to their estimated net realizable value when there is evidence of a decline in value below carried cost that is other than temporary.

Capital stock

The proceeds from the exercise of stock options, warrants and escrow shares are credited to capital stock in the amount for which the option, warrant or escrow share enabled the holder to purchase a share in the Company.

Foreign exchange

Transaction amounts denominated in foreign currencies are translated into their Canadian dollar equivalents at exchange rates prevailing at the transaction date. Monetary assets and liabilities are adjusted at each balance sheet date to reflect exchange rates prevailing at that date, and non-monetary assets and liabilities are translated at the historical rate of exchange. Gains and losses arising from restatement of foreign currency monetary assets and liabilities at each year end are included in statements of operations.

Loss per share

Loss per share is based on the weighted average number of common shares outstanding during the year.

Diluted earnings per share consider the dilutive impact of the conversion of outstanding stock options and warrants as if the events had occurred at the beginning of the year. For all the years presented, this calculation proved to be anti-dilutive.

Stock-based compensation

The Company grants stock options as described in Note 8. No compensation expense is recognized when stock options are granted.

Income taxes

Future income taxes are recorded for using the asset and liability method. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs. To the extent that the Company does not consider it to be more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

(Expressed in Canadian Dollars)

4. PROPERTY, PLANT AND EQUIPMENT

					Net Book Value					
		Cost		Accumulated Depreciation		August 31 2002		August 31 2001		November 30 2001
Office furniture and equipment	$	6,984	$	3,473	$	3,511	$	3,714	$	4,425
Computer equipment		10,051		6,234		3,817		5,453		4,925
	$	17,035	$	9,707	$	7,328	$	9,167	$	9,350

5. MINERAL PROPERTIES

The Company has entered into the following agreements to acquire interests in various mineral claims:

		August 31 2002		August 31 2001		November 30 2001
Staked Claims, Nevada, U.S.A.						
A 100% interest in certain claims by staking and by entering into an option agreement. During 2001, the Company wrote-off previously capitalized costs to statement of Operations and adjusted opening deficit	$	-	$	1	$	-

Future mineral property payments

On certain of its Nevada claims, the Company is required to pay or incur the following to earn its 100% interest:

a) Minimum advance royalty payments according to the following schedule:

- US$15,000 by July 9, 2002 (US$7,500 paid and US$7,500 deferred to January 1, 2003)
- US$20,000 by July 9, 2003
- US$25,000 by July 9, 2004
- US$50,000 by July 9, 2005 and each subsequent year
- Total purchase price for the property is US$2,000,000 due on July 9, 2015. The Company's advance royalty payment beginning on July 9, 2005 will be credited against the purchase price of the property. The purchase price is also subject to adjustment for one-half of the rate of inflation according to the United States Department of Commerce Producers' Price Index.

b) Production royalty

If the Company places the property in production before the fifteenth year, the Company is required to pay 2.5% NSR production royalty. The production royalty payment can also be applied to the purchase price:

(Expressed in Canadian Dollars)

5. MINERAL PROPERTIES (cont'd..)

c) Exploration and development work according to the following schedule:

- Incur expenditures totaling US$20,000 by July 9, 2003
- Incur expenditures totaling US$25,000 each by July 9, 2004
- Incur expenditures totaling US$50,000 by July 9, 2005 and during each of the following year during the lease term.
- The maximum required total work commitment from the date of this lease shall be $250,000.

Title to mineral properties

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral properties. The Company has investigated title to all of its mineral properties and, to the best of its knowledge, title to all of its properties are in good standing.

6. DEFERRED EXPLORATION COSTS

The following is a summary of the deferred exploration costs incurred during 2002 and 2001:

	Nevada	August 31 2002	August 31 2001	November 30 2001
Balance, beginning of period	$ -	$ -	$ 783,717	$ 783,717
Expenditures incurred during the period				
Field expenditures and others	1	1	2,354	2,355
Geological consultants	17,700	17,700	20,243	16,312
Report preparation and mapping	645	645	626	-
Travel	-	-	-	626
	18,346	18,346	23,223	19,293
			-	(19,293)
Written-off during the period	(18,346)	(18,346)	(806,940)	(783,717)
	-	-	(783,717)	(783,717)
Balance, end of period	$ -	$ -	$ -	$ -

(Expressed in Canadian Dollars)

7. INVESTMENTS

	August 31 2002	August 31 2001	November 30 2001
Investments is comprised of:			
Pursesource, Inc.	$ 1	$ 1	$ 1
Clearant, Inc.	27,564	27,564	27,564
	$ 27,565	$ 27,565	$ 27,565

Puresourse, Inc.

During the year ended November 30, 1999, the Company acquire 240,000 common shares of Puresource, Inc. ("Puresource"), a private company incorporated in the State of Washington, United States for $146,450. The investment is accounted for using the cost basis.

Effective August 19, 1999, Puresource sold all of its assets to Clearant, Inc. ("Clearant"), a private company incorporated in the State of California, United States. As consideration, Puresource was issued 3,000,000 shares of Clearant with a fair value of $2,837,650 (US$1,900,000) or $0.95 (US$0.63) per share determined by an independent valuation at date of closing and promissory notes convertible into common shares at the discretion of Clearant totaling $1,642,850 (US$1,100,000).

Upon completion of the sale, the shareholders of Puresource resolved to wind up the corporation. In October 2000, the Company received a distribution of assets from Puresource consisting of 29,015 Clearant shares. The distribution of assets by Puresource to its shareholders is considered a non-monetary non-reciprocal transfer and is accounted for on the basis of the recorded value of the resources transferred. As such, the 29,015 Clearant shares are recorded by the Company at $0.95 per share for a total value of $27,564. If, as and when Puresource distributes further assets to its owners prior to dissolution, the transfer will be accounted for on the same basis.

Concurrently, the investment in shares of Puresource has been written down by $146,449 to a nominal value of $1. The balance of the investment will be written-off in the financial statements at the date of formal wind up and dissolution of the corporation.

Indico Technologies Corporation

In September 1998, the Company acquired 704,225 units in Indico Technologies Corporation ("Indico"), a publicly listed company, for $761,850. Each unit consisted of one common share and one share purchase warrant to acquire an additional share for US$1.42 expiring on September 11, 2000. During the year ended November 30, 1999, the Company reclassified this investment to marketable securities in current assets, and wrote down the shares by $374,526 to their market value of $387,324. During the year ended November 30, 2000, the shares were sold for proceeds of $488,027, resulting in a net gain on sale of $100,703.

(Expressed in Canadian Dollars)

8. CAPITAL STOCK

	Number of Shares	Amount
Authorized		
Unlimited number of common shares without par value		
Unlimited number of preferred shares, issuable in series		
Common shares issued		
As at November 30, 1999	2,578,603	$ 4,053,698
For cash – exercise of options	179,690	160,211
For cash – exercise of warrants	19,000	16,150
As at November 30, 2000 and 2001	2,777,293	4,230,059
For debt settlement	557,609	66,457
For cash – private placement	2,200,000	330,500
For cash – exercise of warrants	1,380,834	180,250
For cash – exercise of options	25,000	4,250
For services - finder's fees	95,000	15,350
Share issuing costs	-	(15,350)
As at August 31, 2002	7,035,736	$ 4,811,516

Effective August 22, 2001, the Company decided to consolidate its shares on a one new share for every five old shares basis. The effects of the consolidation have been applied on a retroactive basis.

Common shares committed to be issued

Pursuant to a private placement completed in February 2002, the Company received $135,000 and committed to issue 1,350,000 common shares at $0.10 per share and 1,350,000 share purchase warrants entitling the holders to purchase an additional 1,350,000 common shares at a price of $0.12 per share until October 10, 2002 and at a price of $0.15 per share until October 10, 2003.

Pursuant to a private placement completed in June 2002, the Company received $850,000 and committed to issue 895,000 common shares, including 45,000 common shares issued for finder's fee, at $0.23 per share and 895,000 share purchase warrants entitling the holders to purchase an additional 895,000 common shares at a price of $0.30 per share until June 5, 2004.

(Expressed in Canadian Dollars)

8. CAPITAL STOCK (cont'd…)

Stock options

The Company, in accordance with the policies of the Canadian Venture Exchange, is authorized to grant options to directors, employees and consultants, to acquire up to 10% of issued and outstanding common stock. The exercise price of each option equals the average market price of the Company's stock as calculated over the ten trading days preceding the date of grant. The options can be granted for a maximum term of 5 years. The consolidation of the Company's outstanding options on a one new for every five old basis as a result of the consolidation of the Company's common stock. The effects of the consolidations have been applied on a retroactive basis.

The following incentive stock options and share purchase warrants were outstanding at August 31, 2002:

	Number of Shares	Exercise Price	Expiry Date
Options	480,000	0.17	February 27, 2007
Warrants	50,000	0.12	October 10, 2002
		0.15	October 10, 2003
Warrants	814,166	0.30	June 5, 2004

9. RELATED PARTY TRANSACTIONS

These consolidated financial statements include transactions with related parties as follows:

a) The Company incurred $29,592 (2001 – $10,897) to directors or companies controlled by directors for geological services which have been expensed as property investigation costs.

b) The Company incurred $45,000 (2001 - $55,000) in management, consulting fees to a director of the Company or a company controlled by the same director and $33,875 (2001 - Nil) in consulting fees to three individuals related to two directors of the Company.

c) $340 (2001 - Nil) included in accounts payable and accrued liabilities to directors or to a company controlled by a director for geological services.

d) $3,500 (2001 – Nil) was advanced to an individual related to a director of the Company and was repaid during the period.

Amounts due to or from affiliated companies are unsecured, non-interest bearing, with no fixed terms of repayment.

(Expressed in Canadian Dollars)

10. LOSS PER SHARE

Loss per share is calculated using the weighted-average number of common shares outstanding during the fiscal year. For this purpose, share consolidations are reflected on a retroactive basis to the preceding years. The weighted-average number of common shares outstanding used to calculate loss per share are as follows:

Nine months ended August 31, 2002	5,246,914
Nine months ended August 31, 2001	2,777,293
Year ended November 30, 2001	2,777,293

11. INCOME TAXES

The tax effects of temporary differences that give rise to significant components of future income tax assets and liabilities by applying the combined Canadian federal and provincial income tax rate of 44.71% (2000 – 45.62%) are as follows:

	Year Ended November 30 2001	Year Ended November 30 2000
Net loss for the year	$ (265,899)	$ (1,459,273)
Income tax recovery at combined basic Canadian Federal and Provincial tax rate: 44.71% (2000 – 45.62%)	118,883	665,720
Foreign tax rates differentials	(13,707)	(30,712)
Permanent differences	-	577
Tax benefit of losses not recognized in current year	(105,176)	(635,585)
Income tax recovery	$ -	$ -

(Expressed in Canadian Dollars)

11. INCOME TAXES (cont'd...)

A reconciliation of the income tax benefit (provisions) with amounts determined by applying the Canadian income tax rates to the consolidated loss for completed financial periods is as follows:

	Year Ended November 30 2001	Year Ended November 30 2000
Future income tax:		
Property, plant and equipment	$ 12,200	$ 9,100
Mineral properties	282,700	288,500
Deferred exploration costs	189,000	192,800
Issuance costs	110,600	112,800
Losses available for future periods	1,116,400	999,300
	1,710,900	1,602,500
Valuation allowance	(1,710,900)	(1,602,500)
	$ -	$ -

The above losses available for future periods include US operating losses by applying the income tax rates of 34% (2000 – 34%).

These tax benefits have not been recognized in the consolidated financial statements, as there is no certainty that they will be utilized.

Subject to certain restrictions, the Company has exploration and development expenditures of approximately $1,055,000 (2000 $1,055,000) and operating losses of approximately $1,548,300 (2000 $1,294,900) available to reduce future Canadian taxable income. The Company also has operating losses from US subsidiary of approximately $1,247,700 (2000 -$1,201,600) available to reduce US taxable income. These losses expire as follows:

2002	$ 11,000	$ -
2003	96,000	-
2004	194,300	-
2005	321,300	-
2006	504,600	-
2007	167,700	-
2008	253,400	-
2017	-	185,000
2018	-	483,800
2019	-	321,800
2020	-	211,000
2021		46,100
	$1,548,300	$1,247,700

(Expressed in Canadian Dollars)

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada. Except as set out below, these financial statements also comply, in all material respects, with accounting principles generally accepted in the United States and the rules and regulations of the Securities and Exchange Commission.

Stock Based Compensation

The United States Financial Accounting Standards Board has issued Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB25"). This statement uses the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price over the exercise price, at the date the stock options are granted. As at November 31, 2001, no compensation cost would have been recorded for any period under this method. Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), issued in October 1995, requires the use of the fair value based method of accounting for stock options. Under this method, compensation cost is measured at the grant date based on the fair value of the options granted and is recognized over the exercise period.

SFAS 123, however allows the Company to continue to measure the compensation cost of employees and directors in accordance with APB 25. Canadian generally accepted accounting principles do not require the reporting of any stock based compensation expense in the Company's financial statements.

(Expressed in Canadian Dollars)

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd...)

Stock Based Compensation (cont'd...)

For compliance with United States generally accepted accounting principles, the Company uses the Black Scholes Option Pricing Model to determine the fair value of incentive stock options at the grant date. As at August 31, 2002, compensation expense totaling $786,616 has been incurred. In determining the fair value of these incentive stock options, the following assumptions were used:

	2002	2001	2000
Risk free interest rate	5.09%	4%	6.16%
Expected life	5 years	5 years	5 years
Expected volatility	173%	68%	161%
Expected dividends	-	-	-

The following is a summary of the status of stock options outstanding at August 31, 2002:

	Outstanding Options			Exercisable Options	
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$ 0.17	480,000	4.50	$ 0.17	480,000	$ 0.17

The consolidation of the Company's outstanding options on a one new for five old basis as a result of the consolidation of the Company's common stock. The effects of the consolidations have been applied on a retroactive basis.

(Expressed in Canadian Dollars)

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

Stock Based Compensation (cont'd…)

The following is a summary of the stock based compensation plan during 2002, 2001 and 2000:

	Number of Shares		Weighted Average Exercise Price
Outstanding and exercisable at November 30, 1999	241,690		
Weighted average fair value of options granted during 1999		$ 1.90	
Granted	183,000		2.05
Exercised	(179,690)		0.85
Forfeited	-		-
Outstanding and exercisable at November 30, 2000	245,000		
Weighted average fair value of options granted during 2000		$ 1.80	
Granted	-		-
Exercised	-		-
Forfeited	(43,000)		1.50
Outstanding and exercisable at November 30, 2001	202,000		
Weighted average fair value of options granted during 2001		$1.85	
Granted	505,000		0.17
Exercised	(25,000)		0.17
Forfeited	(202,000)		0.37
Outstanding and exercisable at August 31, 2002	480,000		
Weighted average fair value of options granted during 2002		$0.17	

Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the tax rates in effect in the years when the temporary differences are expected to reverse.

(Expressed in Canadian Dollars)

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd...)

Mineral properties and deferred exploration costs

During the current year, the Company's decision to adopt a policy of expensing all mineral properties and deferred exploration costs except in the case where an outright property interest has been acquired has resulted in an accounting treatment for these costs which the Company considers to be, in substance, congruent with US GAAP. Accordingly, and in contrast to the disclosure provided here in previous years, the Company considers that no US/Canadian GAAP difference exists in respect to mineral properties and deferred exploration costs in these financial statements.

Trading securities and available-for-sale securities

Under Canadian generally accepted accounting principles, marketable securities are recorded at the lower of cost or quoted market value. Long-term investments are recorded at cost and only written down when there is evidence of a decline in value below carried value that is other than temporary. Holding gains are never recognized.

Under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), unrealized holding gains and losses for trading securities are included in statements of operations. Unrealized holding gains and losses for available-for-sale securities are excluded from statements of operations and reported as a net amount in a separate component of shareholders' equity until realized.

The fair value of the Company's investment in Indico Technologies Corporation ("Indico) (Note 7) at November 30, 1998 was $718,310, resulting in a $43,540 unrealized holding loss. Under SFAS No. 115, this loss is reported as a separate component of shareholders' equity at November 30, 1998. During the year ended November 30, 1999, this investment was reclassified as trading securities. At November 30, 1999 the fair value was $387,324, resulting in a $374,526 unrealized holding loss, which, under both SFAS No. 115 and Canadian generally accepted accounting principles, was included in statements of operations.

Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income", addresses standards for the reporting and display of comprehensive income and its components.

Comprehensive income includes net income and other comprehensive income. Other comprehensive income represents revenues, expenses, gains and losses that are excluded from net income under United States generally accepted accounting principles.

For the Nine months ended August 31, 2002 and 2001, there were no other items of comprehensive income.

(Expressed in Canadian Dollars)

---

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

Recent accounting pronouncements

In July, 2001, the FASB issued SFAS Nos. 141 and 142 ("FAS 141" and 'FAS 142"), "Business Combinations" and "Goodwill and Other Intangible Assets." FAS 141 replaces APB 16 and eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. FAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under FAS 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired. FAS 141 and FAS 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of FAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under FAS 141 will be reclassified to goodwill. Companies are required to adopt FAS 142 for fiscal years beginning after December 15, 2001, but early adoption is permitted. The Company is required to adopt FAS 141 and 142 on a prospective basis as of January 1, 2002. The Company has not recorded any goodwill and, therefore, the application of FAS 141 and 142 will not have a material affect on its consolidated financial position or results of operations.

In August 2001, the FASB issued FAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." FAS 144 replaces FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The FASB issued FAS 144 to establish a single accounting model, based on the framework established in FAS 121, as FAS 121 did not address the accounting for a segment of a business accounted for as a discontinued operation under APB 30, "Reporting The Results of Operations – Reporting The Effects of Disposal of a Segment of a Business, and Extraordinary, Usual and Infrequently Occurring Events and Transactions." FAS 144 also resolves significant implementation issues related to FAS-121. Companies are required to adopt FAS 144 for fiscal years beginning after December 15, 2001, but early adoption is permitted. The Company will adopt FAS 144 as of January 1, 2002. The Company has determined that the application of FAS 144 will not have a material affect on its consolidated financial position or results of operations.

(Expressed in Canadian Dollars)

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

The impact of the above differences between Canadian and United States generally accepted accounting principles on statement of loss, as reported, is as follows:

	Cumulative Amounts From October 7, 1994 to August 31 2002	Nine Months Ended 2002	Nine Months Ended 2001
Loss for the period as reported	$(4,582,660)	$(241,936)	$(1,398,223)
Less:			
Compensation expense on granting of stock options	(786,616)	(81,790)	-
Acquisition of mineral properties	(1,114,061)	(15,111)	(16,100)
Deferred exploration costs	(1,587,042)	(18,346)	(23,223)
Add:			
Write-off of mineral properties and deferred costs under Canadian generally accepted accounting principles	2,701,103	33,457	39,323
Loss for the period in accordance with United States generally accepted accounting principles	$(5,369,276)	$(323,726)	$(1,399,233)

(Expressed in Canadian Dollars)

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd...)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the statement of deficit, as reported, is as follows:

	Nine Months Ended August 31	
	2002	2001
Deficit, as reported	$ (4,582,660)	$ (4,275,793)
Cumulative compensation expense on granting of stock options	(786,616)	(704,826)
Mineral property acquisition costs expensed under United States generally accepted accounting principles	-	(1)
Deferred exploration costs expensed under United States generally accepted accounting principles	-	-
	(786,616)	(704,827)
Deficit in accordance with United States generally accepted accounting principles	$(5,369,276)	$(4,980,620)

(Expressed in Canadian Dollars)

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd...)

The impact of the above differences between Canadian and United States generally accepted accounting principles on the statement of changes in shareholders' equity, as reported, is as follows:

	Capital Stock		Common Shares Committed To be Issued	Deficit Accumulated During the Exploration Stage	Total
	Number of Shares	Amount			
Shareholders' equity as reported November 30, 1999	2,578,603	$4,053,698	$ -	$ (1,418,297)	$ 2,635,401
Mineral property acquisition costs expensed under United States generally accepted accounting principles	-	-	-	(913,287)	(913,287)
Deferred exploration costs expensed under United States generally accepted accounting principles	-	-	-	(1,128,822)	(1,128,822)
Compensation expense on granting of stock options	-	228,422	-	(228,422)	-
Shareholders' equity in accordance with United States generally accepted accounting principles at November 30, 1999	2,578,603	$4,282,120	$ -	$ (3,688,828)	$ 593,292

- continued –

(Expressed in Canadian Dollars)

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd...)

Continued

	Capital Stock		Common Shares Committed To be Issued	Deficit Accumulated During the Exploration Stage	Total
	Number of Shares	Amount			
Shareholders' equity as reported November 30, 2000	2,777,293	$4,230,059	$ -	$(2,877,570)	$1,352,489
Mineral property acquisition costs expensed under United States generally accepted accounting principles	-	-	-	(413,538)	(413,538)
Deferred exploration costs expensed under United States generally accepted accounting principles	-	-	-	(783,717)	(783,717)
Compensation expense on granting of stock options	-	704,826	-	(704,826)	-
Shareholders' equity in accordance with United States generally accepted accounting principles at November 30, 2000	2,777,293	$4,934,885	$ -	$(4,779,651)	$ 155,234

(Expressed in Canadian Dollars)

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

Continued

	Capital Stock		Common Shares Committed To be Issued	Deficit Accumulated During the Exploration Stage	Total
	Number of Shares	Amount			
Shareholders' equity as reported November 30, 2001	2,777,293	$4,230,059	$ 125,000	$(4,340,724)	$ 14,335
Compensation expense on granting of stock options	-	704,826	-	(704,826)	-
Shareholders' equity in accordance with United States generally accepted accounting principles at November 30, 2001	2,777,293	$4,934,885	$ 125,000	$(5,045,550)	$ 14,335
Shareholders' equity as reported Aug. 31, 2002	7,035,736	$4,811,516	$ -	$(4,582,660)	$ 228,856
Compensation expense on granting of stock options	-	786,616	-	(786,616)	-
Shareholders' equity in accordance with United States generally accepted accounting Principles at August 31, 2002	7,035,736	$5,598,132	$ -	$ (5,369,276)	$ 228,856

Loss per share

SFAS No. 128 "Earnings Per Share" simplifies the computation of earnings per share by replacing the presentation of primary earnings per share with a presentation of basic earnings per share, as defined. The statement requires dual presentation of basic and diluted earnings per share by entities with complex capital structures. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share.

12. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont'd…)

The following loss per share information results under United States general accepted accounting principles:

	2002	2001
Net loss for the year under United States GAAP	$ (323,726)	$(1,398,223)
Weighted average number of shares outstanding under United States GAAP (adjusted for roll-back)	5,246,914	2,779,293
Basic loss per share	$ (0.06)	$ (0.50)

Diluted EPS has not been disclosed as the effect of the exercise of the Company's outstanding options and warrants would be anti-dilutive.

13. CONTINGENCY

Environmental regulations

All phases of the Company's operations are subject to environmental regulations. Environmental legislation, in the countries in which the Company is currently performing exploration work, is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and heightened degree of responsibilities for companies and their officers, directors and employees. Although presently, compliance with such laws is not a significant factor in the Company's operations, there is no assurance that future changes in environmental regulations, if any, will not adversely affect the Company's operations.

14. COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted in current year. Further, certain comparative figures were amended to reflect the retroactive adoption of the new accounting guideline AcG-11 at beginning of the period.

15. SUBSEQUENT EVENT

Subsequent to the quarter end, 145,000 shares were issued upon exercise of stock options.